Exhibit 99.1

Nuwellis Announces Exercise of Warrants for $5.1 Million of Gross Proceeds

MINNEAPOLIS, November 5, 2024 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE) (“Nuwellis” or the “Company”), a commercial-stage medical device company committed to transforming the lives of people with fluid overload, today announced the entry into definitive agreements for the immediate exercise of certain outstanding warrants issued by the Company on April 30, 2024 (collectively, the “Existing Warrants”) to purchase up to an aggregate of 1,832,517 shares of the Company’s common stock at their current exercise price of $2.10 per share for total gross proceeds of approximately $3.8 million, prior to deducting inducement agent fees and estimated offering expenses. An additional $1.3 million of gross proceeds was received through the exercise of warrants over the last week in accordance with their original terms.

Ladenburg Thalmann & Co. Inc. acted as the exclusive warrant inducement agent for the exercise of the Existing Warrants.

In consideration for the immediate exercise of the Existing Warrants, the Company will issue Series I common stock purchase warrants (the “Series I Warrants”) and Series II common stock purchase warrants (the “Series II Warrants”) to purchase up to an aggregate of 3,665,034 shares of common stock. The Series I Warrants will have an exercise price of $1.94, will be exercisable six (6) months from the date of issuance, and will have a term of five (5) years from the date of exercisability.  The Series II Warrants will have an exercise price of $1.94, will be exercisable six (6) months from the date of issuance, and will have a term of two (2) years from the date of exercisability.  The Series I Warrants and Series II Warrants are fixed priced and do not contain any variable pricing features.

The Series I Warrants and Series II Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), and, along with the shares of common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements.  The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the Series I Warrants and Series II Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Nuwellis
Nuwellis, Inc. (Nasdaq: NUWE) is a medical device company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, with a wholly owned subsidiary in Ireland. For more information visit www.nuwellis.com or visit us on LinkedIn or Twitter.

About the Aquadex SmartFlow® System

The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible, and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, without limitation, statements with respect to the completion of the offering and the satisfaction of customary closing conditions related to the offering. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, uncertainties related to market conditions, the satisfaction of customary closing conditions related to the offering, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

INVESTORS:
Robert Scott
Chief Financial Officer, Nuwellis, Inc.
ir@nuwellis.com

Vivian Cervantes
Gilmartin Group LLC
vivian.cervantes@gilmartinir.com

Source: Nuwellis, Inc.